Exhibit 5.1
[JONES DAY LETTERHEAD]
December 22, 2009
Alon Refining Krotz Springs, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251

Re:	$216,500,000 13 1/2% Senior Secured Notes Due 2014 of Alon Refining Krotz Springs, Inc.
Ladies and Gentlemen:
     We have acted as counsel for Alon Refining Krotz Springs, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $216,500,000 aggregate principal amount of 13 1/2% Senior Secured Notes due 2014 of the Company (the “Exchange Notes”) for an equal principal amount of 13 1/2% Senior Secured Notes due 2014 of the Company, originally issued on October 22, 2009, outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of October 22, 2009 (as supplemented, the “Indenture”), by and between the Company and Wilmington Trust FSB, as trustee (the “Trustee”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will be validly issued by the Company and will constitute valid and binding obligations of the Company.
     The opinion set forth above is subject to the following limitations, qualifications and assumptions:
     For purposes of the opinion expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

Alon Refining Krotz Springs, Inc.
December 22, 2009

     The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     The opinion expressed herein is limited to the laws of the State of New York and the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion with respect to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day